Exhibit 99.1

FDA Advisory Committee Votes in Favor of the Benefits of Teplizumab Outweighing the Risks in Support of Approval to Delay Clinical Type 1 Diabetes (T1D)

If approved, teplizumab will be the first disease-modifying therapy in T1D

RED BANK, N.J., May 27, 2021 — Provention Bio, Inc. (Nasdaq: PRVB), a biopharmaceutical company dedicated to intercepting and preventing immune-mediated disease, today announced that the Endocrinologic and Metabolic Drugs Advisory Committee (EMDAC) of the U.S. Food and Drug Administration (FDA) voted 10 yes and 7 no on the question, “Does the information provided in the background documents and presentations by the Applicant and FDA show that the benefits of teplizumab outweigh the risks in support of approval to delay clinical type 1 diabetes mellitus?”.

The EMDAC based its recommendation on safety and efficacy data from the pivotal TN-10 Study in which a single 14-day course of teplizumab delayed insulin-dependent, clinical-stage disease by a median of at least two years in presymptomatic patients with Stage 2 type 1 diabetes (T1D) compared to placebo. Acknowledging the significant unmet medical need facing early-stage T1D patients, the Committee Members discussed the strengths and limitations of the clinical data and provided opinions on the proposed indication statement and potential post-marketing studies.

“We want to first and foremost thank everyone throughout the T1D community, the patients, the caregivers and the clinicians for their support today,” said Ashleigh Palmer, co-founder and CEO, Provention Bio. “We especially want to thank T1D clinicians, patients and families for having the courage and conviction to so articulately describe during today’s open public hearing, as well as in the over 180 letters submitted to the EMDAC docket, what it means to live with T1D and how meaningful a delay in onset of two or more years would be. We also want to thank TrialNet, the National Institute of Diabetes and Digestive and Kidney Diseases (NIDDK), the investigators and clinical teams, and all the patients and their families who participated in the TN-10 study and contributed to teplizumab-related foundational scientific and clinical research over the past two decades. Finally we would like to thank the EMDAC for their thorough discussion and deliberations resulting in today’s favorable vote. We know the T1D community and at-risk patients and their families in particular are waiting urgently for access to clinical advancements to address their significant medical needs. We remain committed to working closely with the FDA to hopefully secure approval of teplizumab and potentially bring the first disease-modifying therapy in T1D to at-risk patients as soon as possible.”

The FDA granted Breakthrough Therapy designation to teplizumab and priority review designation for the Biologics License Application (BLA). The Prescription Drug User Fee Act (PDUFA) action date is July 2, 2021. The FDA will consider today’s vote as it reviews the BLA, although it is not obligated to follow the Committee’s recommendation. The previously disclosed matter surrounding Pharmacokinetic (PK) comparability was not a topic for discussion during the Advisory Committee meeting. The Company reiterates previous guidance that the FDA’s PK comparability considerations are likely to result in a delay in potential BLA approval timelines.

The Unmet Need in Type 1 Diabetes (T1D):

Over 1.6 million Americans have T1D, an autoimmune disease caused by the destruction of beta cells. Diagnosis of T1D usually occurs in children and young adults, but it can happen at any age after symptoms appear when a person cannot make enough insulin. However, T1D starts in the body long before any symptoms and can be detected through a blood test. The psychological impact of T1D is hard to quantify, but a diagnosis is life-altering, and regular monitoring and maintenance can be extremely stressful. T1D typically takes more than a decade off a person’s life, and life expectancy is reduced by 16 years on average for people diagnosed before the age of 10. Insulin is the current T1D treatment. It is necessary to keep patients alive, but it is a constant effort for patients. No disease-modifying treatments for T1D are currently available.

About Teplizumab (PRV-031):

Teplizumab is an investigational anti-CD3 monoclonal antibody (mAb) with a filed BLA under Priority Review by the FDA for the delay of clinical T1D in at-risk individuals. In the pivotal TN-10 Study, a single 14-day course of teplizumab delayed insulin-dependent, clinical-stage disease by a median of at least two years in presymptomatic patients with Stage 2 T1D compared to placebo. The observed adverse events are mechanism-based, transient, and predictable, including lymphopenia, transaminase elevations, rash, and cytokine release events. These results were published in the New England Journal of Medicine and simultaneously presented at the American Diabetes Association meeting in 2019. More than 800 patients have received teplizumab in multiple clinical studies involving more than 1,000 subjects. In previous studies of newly diagnosed patients, teplizumab consistently demonstrated the ability to preserve beta-cell function as shown by C-peptide, a measure of endogenous insulin production. It correspondingly reduced the need for exogenous insulin use. Teplizumab has been granted Breakthrough Therapy Designation by the FDA and PRIME designation by the European Medicines Administration. Provention is currently also evaluating teplizumab in patients with newly diagnosed insulin-dependent T1D (the Phase 3 PROTECT study).

About Provention Bio, Inc.:

Provention Bio, Inc. (Nasdaq: PRVB) is a biopharmaceutical company focused on advancing the development of investigational therapies that may intercept and prevent debilitating and life-threatening immune-mediated disease. The BLA for teplizumab, its lead investigational drug candidate, for the delay of clinical type 1 diabetes in at-risk individuals, has been filed by the FDA. The Company’s pipeline includes additional clinical-stage product candidates that have demonstrated in pre-clinical or clinical studies proof-of-mechanism and/or proof-of-concept in other autoimmune diseases, including celiac disease and lupus. Visit www.ProventionBio.com for more information and follow us on Twitter: @ProventionBio.

Internet Posting of Information:

Provention Bio, Inc. uses its website, www.proventionbio.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation F.D. Such disclosures will be included on the Company’s website in the “News” section. Accordingly, investors should monitor this portion of the Company’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

Forward-Looking Statements:

Certain statements in this press release are forward-looking, including but not limited to, statements relating to the medical need in T1D at-risk patients, the potential therapeutic effects and safety of teplizumab in at-risk T1D patients, the FDA regulatory review of the BLA submission for teplizumab, our plans to work closely with the FDA to hopefully secure an approval and potentially bring teplizumab to market for at risk-patients as soon as possible, the likely delay in a potential BLA approval timelines and the potential safety and therapeutic effects of our investigational therapies. These statements may be identified by the use of forward-looking words such as “likely,” and “may,” among others. These forward-looking statements are based on the Company’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to delays in or failure to obtain FDA approvals for teplizumab or other Company product candidates and the potential for noncompliance with FDA regulations; any inability to successfully work with FDA to find a satisfactory solution to address its concerns in a timely manner or at all, including any inability to provide the FDA with PK/PD data from our ongoing Phase 3 PROTECT study or other data sufficient to support an approval of the BLA for teplizumab; any inability to resolve FDA’s questions regarding the reliability of one of the analytical methods used to release teplizumab drug product as well as the Form 483s issued to AGC Biologics, which are required to be resolved prior to a decision on our teplizumab BLA; the potential impacts of COVID-19 on our business and financial results; changes in law, regulations, or interpretations and enforcement of regulatory guidance; uncertainties of patent protection and litigation; the Company’s dependence upon third parties; substantial competition; the Company’s need for additional financing and the risks listed under “Risk Factors” in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2021 and any subsequent filings with the Securities and Exchange Commission. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Investor Contacts:

Robert Doody, VP of Investor Relations
rdoody@proventionbio.com
484-639-7235

Sam Martin, Argot Partners
sam@argotpartners.com
212-600-1902

Media Contact:

Lori Rosen, LDR Communications
lori@ldrcommunications.com
917-553-6808